Exhibit 10.4

M. Klein & Company
640 Fifth Avenue
New York, NY 10019

CONFIDENTIAL

June 24, 2026

Agility Robotics, Inc.

4698 Truax Drive SE

Salem, OR 97317

Ladies and Gentlemen:

This letter agreement (this “Agreement”), which shall become effective upon the Closing (as such term is defined in the Merger Agreement) (the “Effective Date”), confirms certain arrangements between Churchill Capital Corp XI, a Cayman Islands exempted company (which shall transfer by way of continuation and domesticate as a Delaware corporation prior to the Closing) (the “Client”), to be renamed Agility Robotics, Inc. upon the Effective Date, and M. Klein & Company, through its affiliate, The Klein Group, LLC (“Advisor”), with respect to the engagement of Advisor by the Client as its financial advisor to provide strategic advice and assistance to the Client in connection with capital markets, business development, investor relations and other strategic matters (the “Services”). Simultaneously with the execution and delivery of this Agreement, Client has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of June 24, 2026 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “Merger Agreement”), by and among Client, BLB Merger Sub, Inc., a Delaware corporation, and Agility Robotics, Inc., a Delaware corporation, in connection with the business combination set forth in the Merger Agreement.

1.	As consideration for the Services, the Client agrees to pay Advisor the following fees:

(a)	A fixed cash retainer fee of $250,000 per quarter (the “Retainer Fee”). Advisor will invoice the Client for the Retainer Fee at least thirty days prior to the end of the first fiscal quarter following the Effective Date (prorated, as applicable) and at least thirty days prior to the end of every three month period thereafter and ending on the expiration or termination of this Agreement. All invoices should be sent to accounts.payable@agilityrobotics.com, with a copy to ana.lang@agilityrobotics.com. The Client will pay all undisputed invoices within thirty days of receipt of such invoice.

(b)	If, during the term hereof, the Client conducts a capital markets financing (e.g., equity, debt or convertible securities in U.S. markets) (a “Financing”), the Client shall negotiate in good faith with Advisor or one of its affiliates regarding the possible retention of Advisor or one of its affiliates as a financial advisor in connection with such Financing; provided, however, that Client shall not be obligated to retain Advisor or one of its affiliates with respect to any such Financing. Any such engagement shall be covered by a separate written agreement between the Client and Advisor and shall include mutually agreed fees (and such other additional terms agreed to by the parties, including indemnification provisions); provided that such fees payable to Advisor shall be no less than five percent (5%) of total fees paid in the aggregate to the underwriting syndicate in connection with such Financing.

(c)	If, during the term hereof, the Advisor provides introductions to certain strategic partners with whom Client has no pre-existing relationship that lead to a strategic investment (a “Strategic Investment”) into the Client, Client shall negotiate in good faith with Advisor or one of its affiliates regarding the possible retention of Advisor as a financial advisor in connection with any such Strategic Investment, subject to the terms and conditions of its engagement letter with the Client’s existing Financial Advisors; provided, however, that Client shall not be obligated to retain Advisor or one of its affiliates with respect to any such Strategic Investment. Any such engagement shall be covered by a separate agreement between the Client and Advisor or one of its affiliates and shall include mutually agreed fees, which will not exceed 3% of gross proceeds from the Strategic Investment (and will include such other additional terms agreed to by the parties, including indemnification provisions).

(d)	If, during the term hereof, the Client conducts any merger and acquisition activity or other strategic transaction, (a “Merger”), the Client shall negotiate in good faith with Advisor or one of its affiliates regarding the possible retention of Advisor as a financial advisor in connection with such Merger; provided, however, that Client shall not be obligated to retain Advisor or one of its affiliates with respect to any such Merger. Any such engagement shall be covered by a separate agreement between the Client and Advisor and shall include mutually agreed fees (and such other additional terms agreed to by the parties, including indemnification provisions).

In addition to such fees, the Client will reimburse Advisor for Advisor’s reasonable, documented and customary out-of-pocket expenses incurred in connection with the services to be provided by Advisor hereunder. Annual expenses will be capped at $50,000 and reimbursements above this threshold require pre-approval from Client’s Chief Financial Officer. Nothing contained herein shall be deemed to limit in any manner the indemnification, expense reimbursement and other obligations of the Client under Annex A hereto. Notwithstanding the foregoing, to the extent that any expenses incurred by Advisor for any activity, task, obligation, or similar that does, or reasonably could, be considered to pertain to both this Agreement and any duties, obligations or responsibilities of Advisor or any of its affiliates, officers, directors, partners, managers or the like in connection with service on the board of directors of Client, such expenses shall not be eligible for reimbursement hereunder.

2.	In connection with the services to be provided hereunder, the Client will make available to Advisor all information in the possession or control of the Client that is reasonably necessary for Advisor to provide the services hereunder. The Client understands and confirms that (a) Advisor will use public reports and other information provided by others, including information provided by the Client, other parties and their respective officers, employees, auditors, attorneys or other agents in performing the services hereunder and (b) Advisor does not assume responsibility for, and may rely without independent verification upon, the accuracy and completeness of any such information. The Client will notify Advisor promptly if it learns of any material change in any information previously made available to Advisor by or on behalf of the Client or any third party.

3.	Subject to paragraph 4 below, Advisor shall keep all information made available to Advisor by or on behalf of the Client (the “Information”) confidential, except that nothing herein will prevent Advisor from disclosing the Information to the extent that such Information (a) is disclosed with the Client’s written consent, (b) is disclosed to Advisor’s affiliates or any of Advisor’s or any of its affiliate’s representatives, directors, officers, employees, attorneys or agents (“Authorized Recipients”) in connection with the performance of Advisor’s services hereunder or for internal control or compliance purposes; provided that (i) such Authorized Recipients have been advised to keep the Information confidential in accordance with this Section 3 and (ii) Advisor shall be responsible for any breach of this Section 3 by an Authorized Recipient, or (c) is required to be disclosed by applicable law, regulation or the order of a court of competent jurisdiction or is requested to be disclosed by a regulatory authority having jurisdiction over Advisor or its representatives, provided, however, that prior to a disclosure pursuant to clause (c), Advisor shall, to the extent legally permissible and reasonably practicable under the circumstances, provide notice to the Client of such disclosure requirement such that the Client may seek (at the Client’s sole cost and expense) a protective order to avoid such disclosure or limit its scope or to obtain confidential treatment of that portion of the Information legally required to be disclosed. “Information” shall not include any information that (a) is or becomes generally available to the public (other than as a result of disclosure by Advisor or any Authorized Recipient in breach of this Agreement), (b) was available to Advisor or any Authorized Recipient on a non-confidential basis prior to its disclosure by the Client or its affiliates or the other parties to a transaction or (c) becomes available to Advisor or an Authorized Recipient on a non-confidential basis from a person other than the Client or its affiliates or the other parties to a transaction, who is not to Advisor’s knowledge, bound by a duty of confidentiality to the Client with respect to such information.

4.	The Client covenants and agrees that neither it, nor any other Person (as defined in the Merger Agreement) acting on its behalf will provide Advisor or its agents with any information that constitutes, or the Client reasonably believes constitutes, material nonpublic information, unless prior thereto Advisor shall have consented in writing to the receipt of such information and agreed in writing with the Client to keep such information confidential. The Client acknowledges and agrees that Advisor shall not be subject to the Client’s insider trading policy except solely in cases where Advisor has provided such written consent to receive such information and only for so long as such information constitutes material nonpublic information. The Client understands and confirms that Advisor shall be relying on the foregoing covenant in effecting transactions in securities of the Client. To the extent that the Client, any of its subsidiaries, or any of their respective officers, directors, agents, employees or affiliates delivers any material, nonpublic information to Advisor without Advisor’s prior written consent, the Client hereby covenants and agrees that Advisor shall not have any duty of confidentiality to the Client, any of its subsidiaries, or any of their respective officers, directors, employees, affiliates or agents, or a duty to the Client, any of its subsidiaries or any of their respective officers, directors, employees, affiliates or agents not to trade on the basis of, such material, nonpublic information.

5.	The Client acknowledges that Advisor has been retained hereunder solely as an adviser to the Client, and not as an adviser to or agent of any other person, and that Advisor’s engagement hereunder is as an independent contractor and not in any other capacity, including as a fiduciary. Any duties of Advisor arising out of its engagement pursuant to this Agreement shall be owed solely to the Client. The Client agrees that any information or advice provided by Advisor in connection with Advisor’s engagement hereunder is for the confidential use of the Client, and may not be provided to or relied upon by any other person without Advisor’s prior written consent. The Client will not disclose, summarize, excerpt from or otherwise refer to such information or advice, in any manner without Advisor’s prior written consent. Neither Advisor’s engagement hereunder, nor the delivery of any advice in connection with Advisor’s engagement hereunder, is intended to confer rights upon any persons not a party hereto (including security holders, employees, directors or creditors of the Client) as against Advisor, its affiliates or any of their respective representatives, directors, officers, employees or agents.

6.	The Client acknowledges that it is not relying on the advice of Advisor for tax, legal, regulatory or accounting matters, it is seeking and will rely on the advice of its own professionals and advisors for such matters and it will make an independent analysis and decision regarding any transaction or other matter based upon such advice. In addition, the Client acknowledges that in no event shall Advisor act as an underwriter of any securities in connection with any transaction. Advisor may, to the extent it deems appropriate, render the services hereunder through one or more of its affiliates.

7.	The Client agrees to indemnify Advisor in accordance with Annex A hereto, the terms of which are incorporated into this Agreement in their entirety.

8.	This Agreement will expire on the Second (2nd) anniversary of the Effective Date; provided, however, this Agreement may be extended by mutual written agreement of the Client and Advisor. Upon the expiration or termination of this Agreement, neither the Client nor Advisor shall have any liability or continuing obligation to the other party except for any fees accrued and expenses incurred (subject to Section 1) by Advisor prior to the date of such expiration or termination. Notwithstanding the foregoing, Section 3, Section 4, Section 5, Section 7, this Section 8, Section 10, Section 11 and Annex A hereto shall remain operative regardless of the expiration or termination of this Agreement.

9.	The Client understands and acknowledges that Advisor or its affiliates may currently hold, or in the future may acquire, debt or equity securities (or other interests) issued by the Client or its affiliates, and will be under no obligation to sell any such holdings in connection with this engagement. The Client is aware that Advisor and/or its affiliates may currently or in the future (a) provide services to other parties with interests that conflict with the interests of the Client or (b) engage in transactions (as a principal or otherwise) that conflict with the interests of the Client.

10.	This Agreement (including Annex A) embodies the entire agreement and understanding between the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. If any provision of this Agreement is determined to be invalid or unenforceable in any respect, such determination will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect. No waiver, amendment or other modification of this Agreement shall be effective unless in writing and signed by each party to be bound thereby. This Agreement may not be assigned by the Client without Advisor’s prior written consent. This Agreement will be binding upon and inure to the benefit of the Client, Advisor and their respective successors and permitted assigns. This Agreement may be executed in counterparts, each of which shall be an original instrument and all of which taken together shall constitute one and the same agreement.

11.	This Agreement and any claim, counterclaim, proceeding or dispute of any kind or nature whatsoever, directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder (a “Claim”), shall be governed and construed in accordance with the laws of the State of New York (without giving regard to any otherwise applicable conflict of laws rules). No such Claim shall be commenced, prosecuted or continued in any forum other than the courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York, which courts shall have exclusive jurisdiction over the adjudication of such matters, and each of the parties (on behalf of itself and its respective successors and assigns) hereto hereby submits to the jurisdiction and venue of such courts (and any appellate courts from any thereof) and personal service with respect thereto. Each of the parties hereto hereby waives on behalf of itself and its successors and assigns any and all right to argue that the choice of forum provision is or has become unreasonable in any legal proceeding. Each of the parties hereto hereby waives all right to trial by jury in any Claim (whether based upon contract, tort or otherwise) directly or indirectly, arising out of or in any way relating to this Agreement or Advisor’s engagement hereunder.

[Signature page follows]

If the foregoing correctly sets forth our agreement, please sign and return a copy of this Agreement.

Very truly yours,

M. KLEIN & COMPANY, through its affiliate, THE KLEIN GROUP, LLC

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Authorized Person

Accepted and agreed as of the date first written above:

CHURCHILL CAPITAL CORP XI

By:	/s/ Jay Taragin
Name:	Jay Taragin
Title:	Chief Financial Officer

Annex A

In connection with the engagement of Advisor to render services to the Client pursuant to the Agreement to which this Annex A is attached, the Client and Advisor agree and understand that in the event that Advisor, any of its affiliates or any of their respective representatives, directors, officers, employees or agents (each of the foregoing, an “Indemnified Person”) become involved in any capacity in any claim, suit, action, proceeding, arbitration or investigation (each an “Action”) brought or threatened by or against any person, including the Client’s security holders and creditors, related to, arising out of or in connection with Advisor’s engagement, Advisor’s performance of any services in connection with the Agreement (whether before or after the date hereof) or any transaction contemplated thereby, the Client will promptly reimburse each such Indemnified Person for its reasonable, documented and customary out-of-pocket expenses (including legal and other professional fees, expenses and disbursements and the cost of any investigation and preparation) as and when they are incurred in connection therewith. The Client will indemnify and hold harmless each Indemnified Person from and against any losses, claims, damages, liabilities or expenses (collectively, “Losses”) to which any Indemnified Person may become subject in connection with any pending or threatened Action related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, whether or not any such pending or threatened Action giving rise to such Losses is initiated or brought by or on the Client’s behalf and whether or not in connection with any Action in which the Client or an Indemnified Person is a party, except to the extent that any such Losses are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct. The Client also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Client, its security holders or creditors related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, except to the extent that any Losses are found by a court of competent jurisdiction in a final, non-appealable judgment to have resulted primarily from such Indemnified Person’s gross negligence, bad faith or willful misconduct; provided, however, that, in no event shall the Indemnified Persons, in aggregate, be liable for or required to pay an amount in excess of the aggregate fees actually received by Advisor for any services in connection Advisor’s engagement pursuant to the Agreement. If multiple claims are brought against an Indemnified Person in an Action related to, arising out of or in connection with Advisor’s engagement pursuant to the Agreement, Advisor’s performance of any services in connection therewith (whether before or after the date thereof) or any transaction contemplated thereby, with respect to at least one of which an Indemnified Person is entitled to indemnification as provided hereunder, the Client agrees that any Losses shall be conclusively deemed to be based on the claims as to which indemnification is permitted and provided for hereunder.

If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold such Indemnified Person harmless against Losses (except to the extent not available under the terms of the preceding paragraph), then the Client shall contribute to the Losses for which such indemnification is unavailable or insufficient in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Client and its security holders, on the one hand, and the party entitled to contribution, on the other hand, in the matters contemplated by Advisor’s engagement under the Agreement as well as the relative fault of the Client and such party with respect to such Losses and any other relevant equitable considerations. The Client agrees that, for the purposes hereof, the relative benefits received, or sought to be received, by the Client (and its security holders) and Advisor shall be deemed to be in the same proportion as (a) in the case of a transaction, the aggregate consideration paid or received, or contemplated to be paid or received, by the Client or its security holders, as the case may be, pursuant to such transaction (whether or not consummated) or, in the case of another event, the value to the Client of the services and advice rendered by Advisor, bears to (b) the fees paid or payable to Advisor in connection with Advisor’s engagement; provided, however, in no event shall Advisor or any other Indemnified Person be required to contribute an aggregate amount in excess of the aggregate fees actually paid to Advisor in connection with Advisor’s engagement pursuant to the Agreement. The Client and Advisor agree that it would not be just and equitable if contribution hereunder were determined by pro rata allocation or by any other method that does not take into account the equitable considerations referred to herein.

If any Action shall be brought, threatened or asserted against an Indemnified Person in respect of which indemnity may be sought against the Client, Advisor shall promptly notify the Client in writing, and the Client shall be entitled, at its expense, and upon delivery of written notice to Advisor, to assume the defense thereof with counsel reasonably satisfactory to Advisor. Such Indemnified Person shall have the right to employ separate counsel in any such Action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Client has agreed in writing to pay such fees and expenses, (b) the Client has failed to assume the defense in a timely manner or pursue the defense reasonably diligently or (c) outside counsel to an Indemnified Person has advised such Indemnified Person that in such Action there is an actual or potential conflict of interest or a conflict on any material issue between the Client’s position and the position of such Indemnified Person, in which case the Client shall be responsible for the fees and expenses of such separate counsel. It is understood, however, that in the situation in which the Client shall be responsible for the fees and expenses of such counsel, the Client shall, in connection with any such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of substantially similar general allegations or circumstances, be liable for the fees and expenses of only one counsel (in addition to local counsel) at any time for all Indemnified Persons (unless in the reasonable belief of such Indemnified Persons based on the advice of outside counsel, that there is an actual or potential conflict of interest or a conflict on any material issue between such Indemnified Persons, in which case such Indemnified Persons with conflicting interests shall be represented by separate counsel and the Client shall be responsible for the fees and expenses of such counsel). The Client shall not be liable for any settlement or compromise of any pending or threatened Action (or for any related Losses) if such settlement or compromise is effected without the Client’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).

The Client agrees that, without Advisor’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), it will not settle, compromise or consent to the entry of any judgment in any pending or threatened Action in respect of which indemnification or contribution is reasonably likely to be sought hereunder (whether or not Advisor or any other Indemnified Person is an actual or potential party to such Action), unless such settlement, compromise or consent (a) includes an unconditional release from the settling, compromising or consenting party of each Indemnified Person from all liability arising out of such Action, (b) shall not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of any Indemnified Person, and (c) shall not impose any continuing obligations or restrictions on any Indemnified Person.

The foregoing reimbursement, indemnity and contribution obligations of the Client under this Annex A shall be in addition to any rights that an Indemnified Person may have at common law or otherwise, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Client and such Indemnified Person. The provisions of this Annex A shall remain in full force and effect regardless of any termination, modification or expiration of the Agreement.

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